Exhibit 99. 4

CAPITALIZATION

The following table sets forth our capitalization as of January 31, 2004 on an actual basis and as adjusted to give effect to the following: (i) implementation of our agreement with DVI to repay at a discount debt we owe to DVI and (ii) the offering of the notes and the application of the net proceeds therefrom. You should read this table in conjunction with Exhibit 99.3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Primedex’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004 and our consolidated financial statements and the related notes thereto referenced in Exhibit 99.3.

	As of January 31, 2004
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$1	$1

Total debt (including current portion):
Lines of credit(2)	$16,147	—
New credit facility(3)	—	2,055
% senior notes offered hereby	—	150,000
Notes payable and capital lease obligations	141,067	—

Total senior debt(4)	157,214	152,055
Primedex convertible subordinated debentures and note payable	17,215	16,215

Total debt	174,429	168,270
Total stockholders’ deficit	(54,285)	(45,617)

Total capitalization	$120,144	$122,653

(1)	The dollar amounts set forth above do not reflect events occurring between January 31, 2004 and the anticipated closing date of the offering (such as amortization of notes payable and additional borrowings under lines of credit).
(2)	Represents amounts borrowed by BRMG under its working capital facility with an affiliate of General Electric Corporation, which we guaranteed, and amounts we borrowed under our working capital facility with DVI.
(3)	At the closing of the offering, we expect that there will be no borrowings outstanding under the new credit facility described in Exhibit 99.6, and that there will be approximately $20.0 million of maximum availability under the new credit facility.
(4)	Excludes capitalized debt issuance costs, a non-cash item.